Exhibit 99.1

Precision BioSciences Reports Fourth Quarter and Fiscal Year 2024 Financial Results and Provides Business Update

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Announced first in vivo clinical validation for ARCUS gene editing across two distinct programs including wholly owned PBGENE-HBV and partnered program ECUR-506 -

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Commenced Phase 1 ELIMINATE-B clinical trial for PBGENE-HBV, the first gene editing technology studied for Hepatitis B, in fourth quarter of 2024 -

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Demonstrated PGENE-HBV was safe and well tolerated with substantial antiviral activity measured by reduction of Hepatitis B surface antigen after only one administration at lowest dose level; Subsequent doses of PBGENE-HBV to follow with data expected throughout 2025 -

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Announced complete clinical response in first infant dosed by partner iECURE in ongoing Phase 1/2 clinical trial in Ornithine Transcarbamylase (OTC) Deficiency -

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Anticipated cash runway into the second half of 2026 is expected to enable achievement of key Phase 1 clinical inflection points across both wholly owned in vivo gene editing programs -

DURHAM, N.C., March 26, 2024 -- Precision BioSciences, Inc. (Nasdaq: DTIL), a clinical stage gene editing company utilizing its novel proprietary ARCUS® platform to develop in vivo gene editing therapies for high unmet need diseases, today announced financial results for the fourth quarter and fiscal year ended December 31, 2024, and provided a business update.

“2024 was a transformational year for Precision BioSciences as we solidified ourselves as a leading in vivo gene editing company, and we now have clinical data from two differentiated ARCUS based programs. Our focus on operational excellence was exemplified by PBGENE-HBV, our lead in vivo gene editing program for chronic Hepatitis B, where we in parallel filed and received approval for three Clinical Trial Applications (CTA) in three markets with world class clinical capabilities,” said Michael Amoroso, President and Chief Executive Officer of Precision BioSciences. “Building on that momentum, and consistent with our pursuit of globalizing the ELIMINATE-B trial, Precision has recently received Investigational New Drug (IND) clearance by the U.S. Food and Drug Administration. PBGENE-HBV is the first-ever investigational in vivo gene editing therapy cleared to enter clinical trials for the treatment of chronic Hepatitis B in the U.S. and globally.”

“In 2025, our steadfast focus remains on continued clinical execution as we work to deliver on the promise of our ARCUS gene editing technology through robust clinical data,” continued Mr. Amoroso. “The recent reported clinical experience for PBGENE-HBV focused on viral editing and elimination of replicating cccDNA and integrated HBV DNA in Hepatitis B, an extremely large patient population, adds to the compelling clinical validation of the ARCUS platform observed in severe OTC deficiency, a rare and extremely dire disease. In January, our partner iECURE announced news from the OTC-HOPE study, where first-in-human data demonstrated a complete clinical response in severe neonatal OTC deficiency using an ARCUS nuclease for in vivo gene insertion. We look forward to building on this clinical momentum throughout 2025.”

Wholly Owned Portfolio

PBGENE-HBV (Viral Elimination Program): PBGENE-HBV is Precision’s wholly owned in vivo gene editing program under investigation in a global first-in-human clinical trial, which is designed to potentially cure chronic Hepatitis B infection. Currently, it is estimated that approximately 300 million people worldwide are afflicted with chronic Hepatitis B. Unlike all other downstream targeting modalities, which offer low likelihood of achieving a cure, PBGENE-HBV is the first and only potentially curative gene editing program to enter the clinic that is specifically designed to eliminate cccDNA and inactivate integrated HBV DNA. The ELIMINATE-B trial is designed to investigate PBGENE-HBV at multiple ascending dose levels with three dose administrations per dose level in patients afflicted with chronic Hepatitis B who are HBeAg-negative.

Precision received IND and CTA approvals for its Phase 1 ELIMINATE-B trial in the United States, Moldova, Hong Kong, and New Zealand.

Mr. Amoroso added, “We have already completed dosing of the first patient cohort establishing both safety and early efficacy for PBGENE-HBV at the lowest dose level in the Phase 1 clinical trial and have commenced subsequent administrations. These operational milestones are a tremendous step forward for Precision BioSciences, and we look forward to accelerating patient access to the study by initiating the trial in the U.S. and later expanding to the U.K. Clinical data updates will continue to be shared throughout 2025 at meaningful timepoints.”

The Company dosed the first patient in December 2024 and has completed dosing the low-dose cohort (N= 3 patients) with the first dose administration of PBGENE-HBV. The participants treated in cohort 1 possessed different baseline characteristics: age of infection, duration of infection and level of Hepatitis B surface antigen (HBsAg).

The study is primarily designed to test the safety of three dose administrations of PBGENE-HBV. In the first cohort, all three patients dosed with the first dose administration of PBGENE-HBV have completed the initial safety evaluation period. PBGENE-HBV was well-tolerated and none of the patients experienced a Grade ≥2 treatment-related adverse event or serious adverse event.

In addition to safety, the ELIMINATE-B protocol is designed to assess the efficacy for three dose administrations at each dose level, with the goal to maximize cumulative viral editing to achieve undetectable levels of HBsAg ultimately enabling patients to stop taking lifelong nucleos(t)ide analog therapy. PBGENE-HBV demonstrated a substantial reduction in HBsAg in two of the three participants following the first administration at the lowest dose. Initial clinical data in the first cohort of patients was consistent with the HBsAg reductions observed in preclinical non-human primate models.

“Given PBGENE-HBV's novel modality, these data suggest that PBGENE-HBV appears to be working by its intended mechanism of eliminating the source of viral replication in cccDNA while inactivating integrated disease,” said Cassie Gorsuch, PhD, Chief Scientific Officer of Precision BioSciences.

With a well-tolerated safety profile and early antiviral activity established after the first administration at dose level 1, Precision expects to complete subsequent administrations in all cohort 1 patients while in parallel expanding to the next higher dose cohorts. The Company plans to provide ongoing updates on the full low-dose cohort, including multiple dose administrations, and data at higher dose levels throughout 2025.

Supporting the ELIMINATE-B clinical study design, Precision presented new preclinical safety and efficacy data at the Global Hepatitis Summit (GHS) on March 21, 2025 showcasing the rationale for administering up to three repeat doses in clinic to safely increase cumulative viral editing and optimize the therapeutic index of PBGENE-HBV for patients with chronic Hepatitis B. The data shared at GHS was supported by definitive preclinical safety and toxicology studies conducted by Precision.

PBGENE-3243 (Mutant Mitochondrial DNA Elimination Program): PBGENE-3243 is a first-of-its-kind potential treatment for m.3243-associated mitochondrial disease that is designed to specifically target and eliminate mutant m.3243G mitochondrial DNA, thereby eliminating the root cause of the disease. Currently, there are no cures for m.3243-associated mitochondrial disease, which affects approximately 20,000 people in the U.S. alone and an even larger prevalent population globally. PBGENE-3243 is designed to alleviate muscular myopathy symptoms, providing a significant quality of life and functional improvement for patients.

The high specificity of ARCUS nucleases enables editing and elimination of mutant mitochondrial DNA while allowing wild-type (normal) mitochondrial DNA to repopulate, thus improving cellular function. Unlike CRISPR/Cas, base editors, and prime editors that require a guide RNA, ARCUS single-component nucleases are able to penetrate the mitochondrial membranes and target mutant mitochondrial DNA. In 2025, Precision plans to present new data for PBGENE-3243 while advancing the program toward a CTA and/or IND.

Wholly Owned Portfolio – Under Assessment

In July 2024, Precision regained the rights for three programs, including its PBGENE-DMD, PBGENE-LIVER, and PBGENE-CNS programs; the following of which are being assessed for either internal development and/or development through new partners.

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PBGENE-DMD (Muscle Targeted Excision Program): New preclinical, in vivo efficacy data using the clinical construct, PBGENE-DMD, was presented at the 2025 Muscular Dystrophy Association Clinical and Scientific Conference on March 19, 2025. The oral presentation highlighted significant functional dystrophin protein production across heart, diaphragm and skeletal muscles at levels expected to provide therapeutic benefit. In a humanized DMD-diseased mouse model, PBGENE-DMD demonstrated long-term functional improvement over multiple time points, including achieving 93% of the maximal force output observed in healthy control mice. Importantly, PBGENE-DMD demonstrated the ability to edit Pax7+ cells, a marker for satellite muscle stem cells which are the precursor cells to new muscle cell formation and a potential predictor of durable functional benefit. These in vivo efficacy results further support the therapeutic potential of an ARCUS gene editing approach for the treatment of DMD and ongoing development in clinical trials.
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PBGENE-CNS (CNS Targeted Excision Program): Precision expects to publicly present preclinical data on PBGENE-CNS for the first time at a scientific conference in 2025.

ARCUS Platform

At the ESGCT 31st Annual Congress in October 2024, Precision presented preclinical data highlighting ARCUS’s capability for high-efficiency gene editing to achieve a range of gene editing outcomes, including specific base correction, insertions, and the replacement of large segments of DNA within the genome via homology-directed repair (HDR). The presentation also discussed how the ARCUS approach may provide broader therapeutic applicability and address significantly more diseases through gene insertion and repair than other gene editing modalities which primarily target gene deletion or knock out.

Partnered Programs

iECURE-OTC (Gene Insertion Program): Led by iECURE, ECUR-506 is an ARCUS-mediated in vivo gene editing program currently in a first-in-human Phase 1/2 trial (OTC-HOPE) evaluating ECUR-506 as a potential treatment for neonatal onset ornithine transcarbamylase (OTC) deficiency. In January 2025, iECURE reported clinical efficacy and safety data in the first patient dosed showing a complete clinical response from three months post exposure to the end of study at six months post exposure, as demonstrated by the removal of standard of care ammonia scavenger medicines, an absence of hyperammonemic crises, and normalization of protein intake to age-appropriate levels. ECUR-506 was generally well tolerated with no significant clinical safety concerns apart from asymptomatic transaminitis experienced at four weeks. The asymptomatic transaminitis was managed with a short course of immunosuppressive therapy and resolved within four weeks. Twelve weeks after a single dose of ECUR-506, ammonia scavenger medication was discontinued and mean daily protein intake was increased to age-appropriate levels.

The OTC-HOPE study is ongoing in the United Kingdom, the United States, Australia, and Spain, and iECURE expects to finish enrollment in 2025 and provide complete data for the program in the first half of 2026.

PBGENE-NVS (Gene Insertion Program): Precision continues to advance its gene editing program with Novartis to develop a custom ARCUS nuclease for patients with hemoglobinopathies, such as sickle cell disease and beta thalassemia. The collaborative intent is to insert, in vivo, a therapeutic transgene as a potential one-time transformative treatment administered directly to the patient to overcome disparities in patient access to treatment with other therapeutic technologies, including those that are targeting an ex vivo gene editing approach.

Corporate Updates

Strengthened Senior Leadership Team: In January 2025, Precision announced the appointments of Cindy Atwell as Chief Development and Business Officer, and Dr. Cassie Gorsuch, PhD as Chief Scientific Officer, significantly strengthening the Company’s research and development capabilities to support clinical execution for its lead PBGENE-HBV program and advancement of other programs towards the clinic.

Business Updates – Monetization of CAR T Investments:

Equity Investment as Part of 2024 Deal with TG Therapeutics:

In January 2025, Precision received a deferred cash payment of $2.5 million as an equity investment in Precision’s common stock at $11.33 per share, a 100% premium to the then 30-day VWAP prior to purchase. This stock purchase by TG Therapeutics followed receipt of $7.5 million in February 2024 upon closing of the agreement with TG Therapeutics to develop azercabtagene zapreleucel (azer-cel) for autoimmune disorders.

In January 2025, TG Therapeutics announced its intention to enroll participants into the Phase 1 azer-cel trial in autoimmune disease, beginning with primary progressive Multiple Sclerosis in 2025. Upon the achievement of certain near-term clinical milestones, Precision will receive an additional $7.5 million payment in cash and the purchase of Precision common stock by TG Therapeutics at a 100% premium to the then current 30-day VWAP.

Quarter Ended December 31, 2024 Financial Results:

Cash, Cash Equivalents, and Restricted Cash: As of December 31, 2024, Precision had approximately $108.5 million in cash, cash equivalents, and restricted cash. The Company expects that existing cash and cash equivalents, upfront and potential near-term cash from CAR T transactions, along with expected operational receipts, continued fiscal and operating discipline, and availability of Precision’s at-the-market (ATM) facility are expected to extend Precision’s cash runway into the second half of 2026. Based on its expected cash runway, Precision believes it is sufficiently capitalized to operate the two wholly owned programs to Phase 1 data readouts.

Revenues: Total revenues for the quarter ended December 31, 2024, were $0.6 million, as compared to $7.0 million for the quarter ended December 31, 2023. The decrease of $6.4 million in revenue during the quarter ended December 31, 2024 was primarily the result of a decrease in the revenue recognized under the Prevail agreement following conclusion of the collaboration in April 2024 as well as a decrease in revenue recognized under the Novartis Agreement as Precision nears completion of its pre-clinical workplan.

Research and Development Expenses: Research and development expenses were $15.9 million for the quarter ended December 31, 2024, as compared to $13.4 million for the quarter ended December 31, 2023. The increase of $2.5 million was primarily due to increases in program costs, in particular PBGENE-HBV costs as it entered clinical trials, partially offset by decreases in outsourced research and development costs and licensing fees.

General and Administrative Expenses: General and administrative expenses were $9.6 million for the quarter ended December 31, 2024, as compared to $8.5 million for the quarter ended December 31, 2023. The increase of $1.1 million was primarily due to an increase in employee-related expenses and share-based compensation expense.

Net Loss from Continuing Operations: Net loss from continuing operations was $17.8 million for the quarter ended December 31, 2024, as compared to $13.4 million for the quarter ended December 31, 2023.

Net Loss: Net loss was $17.8 million, or $(2.22) per share (basic and diluted) for the quarter ended December 31, 2024. Net loss was $16.3 million, or $(4.06) per share (basic and diluted) for the quarter ended December 31, 2023.

Fiscal Year 2024 Financial Results:

Revenues: Total revenues for the year ended December 31, 2024 were $68.7 million, as compared to $48.7 million for the year ended December 31, 2023. The increase of $20.0 million in revenue during the year ended December 31, 2024 was primarily the result of an increase in revenue recognized under the Prevail agreement as well as new license agreements with TG Therapeutics and Caribou Biosciences in the year ended December 31, 2024. These increases were partially offset by a decrease in revenue recognized under the Novartis Agreement as Precision nears completion of its pre-clinical workplan.

Research and Development Expenses: Research and development expenses were $59.6 million for the year ended December 31, 2024, as compared to $53.4 million for the year ended December 31, 2023. The increase of $6.2 million was primarily due to increases in program costs, in particular PBGENE-HBV program costs as the program advanced towards the clinic, partially offset by decreases in platform development and early-stage research expenses.

General and Administrative Expenses: General and administrative expenses were $35.3 million for the year ended December 31, 2024, as compared to $39.1 million for the year ended December 31, 2023. The decrease of $3.8 million was primarily a result of operational discipline and lower headcount.

Net Income from Continuing Operations: Net income from continuing operations was $7.2 million for the year ended December 31, 2024, as compared to a net loss from continuing operations of $42.5 million for the year ended December 31, 2023.

Net Income: Net income was $7.2 million, or $1.05 per share basic and $1.04 per share diluted for the year ended December 31, 2024. Net loss was $61.3 million, or $(15.96) per share (basic and diluted) for the year ended December 31, 2023.

Shares: Basic and diluted weighted-average common shares outstanding the year ended December 31, 2024 were 6,832,982 and 6,883,911, respectively, compared to 3,841,405 (basic and diluted) for the year ended December 31, 2023. Precision BioSciences had 8,202,715 shares outstanding as of December 31, 2024. As of March 20, 2025, Precision BioSciences had 10,481,931 shares outstanding, including 921,243 shares sold on March 19, 2025, at the market.

About Precision BioSciences, Inc.

Precision BioSciences, Inc. is a clinical stage gene editing company dedicated to improving life (DTIL) with its novel and proprietary ARCUS® genome editing platform that differs from other technologies in the way it cuts, its smaller size, and its simpler structure. Key capabilities and differentiating characteristics may enable ARCUS nucleases to drive more intended, defined therapeutic outcomes. Using ARCUS, the Company’s pipeline is comprised of in vivo gene editing candidates designed to deliver lasting cures for the broadest range of genetic and infectious diseases where no adequate treatments exist. For more information about Precision BioSciences, please visit www.precisionbiosciences.com.

The ARCUS® platform is being used to develop in vivo gene editing therapies for sophisticated gene edits, including gene insertion (inserting DNA into gene to cause expression/add function), elimination (removing a genome e.g. viral DNA or mutant mitochondrial DNA), and excision (removing a large portion of a defective gene by delivering two ARCUS nucleases in a single AAV).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the clinical development and expected safety, efficacy and benefit of our and our partners’ and licensees’ product candidates and gene editing approaches including editing efficiency, and the suitability of ARCUS nucleases for gene insertion, gene elimination and gene excision and differentiation from other gene editing approaches; the expected timing of regulatory processes and clinical operations (including filings, studies, enrollment and clinical data for PBGENE-HBV, PBGENE-3243 and iECURE OTC); the design of PBGENE-HBV to directly eliminate cccDNA and inactivate integrated HBV DNA with high specificity, potentially leading to functional cures; clinical data suggesting that PBGENE-HBV appears to be working by its intended mechanism of eliminating the source of viral replication in cccDNA while inactivating integrated disease; plans to provide ongoing updates on the full low-dose cohort for the PBGENE-HBV study, including multiple dose administrations, and data at higher dose levels throughout 2025; the ability of ARCUS single-component nucleases to penetrate the mitochondrial membranes; the high specificity of ARCUS nucleases enables editing and elimination of mutant mitochondrial DNA while allowing wild-type (normal) mitochondrial DNA to repopulate, thus improving cellular function; plans to present new data for PBGENE-3243 in 2025 while advancing the program toward a CTA and/or IND; the ability of PBGENE-DMD to provide significant functional dystrophin protein production across heart, diaphragm and skeletal muscles at levels expected to provide therapeutic benefit in a humanized DMD-diseased mouse model; the ability of PBGENE to edit satellite muscle stem cells, a potential predictor of durable functional benefit; the translation of results in preclinical studies of ARCUS nucleases to clinical studies in humans; expectations about our and our partners’ operational initiatives, strategies, and further development of our programs; expectations and updates around our partnerships and collaborations and our ability to enter into new collaborations, license agreements or other arrangements; our expected cash runway and available credit; the sufficiency of our cash runway extending into the second half of 2026 and realizing Phase 1 clinical data for multiple in vivo gene editing programs; expectations about achievement of key milestones and receipt of any milestone, royalty, or other payments; expectations regarding our liquidity and capital resources; and anticipated timing of clinical data . In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “appear,” “approach,” “believe,” “contemplate,” “could,” “designed,” “estimate,” “expect,” “goal,” “intend,” “look,” “may,” “mission,” “plan,” “possible,” “potential,” “predict,” “project,” “pursue,” “should,” “strive,” “suggest,” “target,” “will,” “would,” or the negative thereof and similar words and expressions.

Forward-looking statements are based on management’s current expectations, beliefs and assumptions and on information currently available to us. These statements are neither promises nor guarantees, and involve a number of known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, our ability to become profitable; our ability to procure sufficient funding to advance our programs; risks associated with our capital requirements, anticipated cash runway, requirements under our current debt instruments and effects of restrictions thereunder, including our ability to raise additional capital due to market conditions and/or our market capitalization; our operating expenses and our ability to predict what those expenses will be; our limited operating history; the progression and success of our programs and product candidates in which we expend our resources; our limited ability or inability to assess the safety and efficacy of our product candidates; the risk that other genome-editing technologies may provide significant advantages over our ARCUS technology; our dependence on our ARCUS technology; the initiation, cost, timing, progress, achievement of milestones and results of research and development activities and preclinical and clinical studies, including clinical trial and investigational new drug applications; public perception about genome editing technology and its applications; competition in the genome editing, biopharmaceutical, and biotechnology fields; our or our collaborators’ or other licensees’ ability to identify, develop and commercialize product candidates; pending and potential product liability lawsuits and penalties against us or our collaborators or other licensees related to our technology and our product candidates; the U.S. and foreign regulatory landscape applicable to our and our collaborators’ or other licensees’ development of product candidates; our or our collaborators’ or other licensees’ ability to advance product candidates into, and successfully design, implement and complete, clinical trials; potential manufacturing problems associated with the development or commercialization of any of our product candidates; delays or difficulties in our and our collaborators’ and other licensees’ ability to enroll patients; changes in interim “top-line” and initial data that we announce or publish; if our product candidates do not work as intended or cause undesirable side effects; risks associated with applicable healthcare, data protection, privacy and security regulations and our compliance therewith; our or our licensees’ ability to obtain orphan drug designation or fast track designation for our product candidates or to realize the expected benefits of these designations; our or our collaborators’ or other licensees’ ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions, limitations and/or warnings in the label of an approved product candidate; the rate and degree of market acceptance of any of our product candidates; our ability to effectively manage the growth of our operations; our ability to attract, retain, and motivate executives and personnel; effects of system failures and security breaches; insurance expenses and exposure to uninsured liabilities; effects of tax rules; effects of any pandemic, epidemic, or outbreak of an infectious disease; the success of our existing collaboration and other license agreements, and our ability to enter into new collaboration arrangements; our current and future relationships with and reliance on third parties including suppliers and manufacturers; our ability to obtain and maintain intellectual property protection for our technology and any of our product candidates; potential litigation relating to infringement or misappropriation of intellectual property rights; effects of natural and manmade disasters, public health emergencies and other natural catastrophic events; effects of sustained inflation, supply chain disruptions and major central bank policy actions; market and economic conditions; risks related to ownership of our common stock, including fluctuations in our stock price; our ability to meet the requirements of and maintain listing of our common stock on Nasdaq or other public stock exchanges; and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as any such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website under SEC Filings at investor.precisionbiosciences.com.

All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, we have no obligation to update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Precision Biosciences, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	For the Three Months Ended December 31,
	2024	2023
Revenue	$638	$7,038
Operating expenses
Research and development	15,907	13,389
General and administrative	9,577	8,539
Total operating expenses	25,484	21,928
Operating loss	(24,846)	(14,890)
Other income (expense):
Loss from equity method investment	(972)	(871)
(Loss) gain on changes in fair value	(659)	1,603
Gain on change in fair value of warrant liability	7,812	—
Interest expense	(392)	(579)
Interest income	1,494	1,827
Loss on disposal of assets	(182)	(524)
Total other income	7,101	1,456
Loss from continuing operations	$(17,745)	$(13,434)
Loss from discontinued operations	—	(2,855)
Net loss	$(17,745)	$(16,289)

Net loss per share-basic and diluted	$(2.22)	$(4.06)
Weighted average shares of common stock outstanding-basic and diluted	7,999,288	4,010,067

Precision Biosciences, Inc.
Statements of Operations
(In thousands, except share and per share amounts)

	For the Years Ended December 31,
	2024	2023
Revenue	$68,696	$48,727
Operating expenses
Research and development	59,559	53,375
General and administrative	35,299	39,088
Total operating expenses	94,858	92,463
Operating loss	(26,162)	(43,736)
Other income (expense):
Loss from equity method investment	(1,084)	(4,931)
Gain on changes in fair value	258	1,145
Gain on change in fair value of warrant liability	29,610	—
Interest expense	(1,782)	(2,230)
Interest income	6,763	7,686
Loss on disposal of assets	(436)	(461)
Total other income	33,329	1,209
Income (loss) from continuing operations	$7,167	$(42,527)
Loss from discontinued operations (including gain on disposal of $8,446 during the year ended December 31, 2023)	—	(18,792)
Net income (loss)	$7,167	$(61,319)

Net income (loss) per share
Basic	$1.05	$(15.96)
Diluted	$1.04	$(15.96)

Weighted-average shares of common stock outstanding
Basic	6,832,982	3,841,405
Diluted	6,883,911	3,841,405

Precision Biosciences, Inc.
Balance Sheets Data
(In thousands, except share amounts)

	December 31, 2024	December 31, 2023
Cash, cash equivalents, and restricted cash	$108,468	$116,678
Working capital	80,009	86,372
Total assets	136,388	159,781
Total liabilities	79,995	140,920
Total stockholders' equity	$56,393	$18,861
Common stock outstanding	8,202,715	4,164,038

Investor and Media Contact:

Naresh Tanna

Vice President, Investor Relations

Naresh.Tanna@precisionbiosciences.com